Exhibit 3.1

AMENDED AND RESTATED

BY-LAWS OF FIDELITY D & D BANCORP, INC.

Amended and Restated April 21, 2026

AMENDED AND RESTATED

BY-LAWS

of

FIDELITY D & D BANCORP, INC.

Article 1

CORPORATION OFFICE

Section 1.1  The Corporation shall have and continuously maintain in Pennsylvania a registered office. The registered office shall be 507 Linden Street, Scranton, Pennsylvania 18503. The principal place of business of the Corporation may be, but need not be, the same as the registered office. The address of the registered office may be changed from time to time by the Board of Directors.

Section 1.2  The Corporation may also have offices at such other places as the Board of Directors may from time to time designate or the business of the Corporation may require.

Article 2

SHAREHOLDERS MEETINGS

Section 2.1  All meetings of the shareholders shall be held at the registered office of the Corporation or at such other place as may be fixed from time to time by the Board of Directors, and such meetings shall be held at such time as may be fixed from time to time by the Board of Directors. The Board of Directors shall have the right to determine that a meeting of shareholders be held solely by means of Internet or other electronic communications technology in the manner and to the extent provided by the Pennsylvania Business Corporation Law.

Section 2.2  The annual meeting of the shareholders shall be held no later than the thirty-first day of May in each year, when the shareholders shall elect members to the Board of Directors and transact such other business as may properly be brought before the meeting.

Section 2.3  Special meetings of the shareholders may be called at any time by a majority of the Board of Directors or by one or more shareholders entitled to cast at least twenty percent (20%) of the votes which all shareholders are entitled to cast at a particular meeting. At any time, upon written request of any person who has called a special meeting, it shall be the duty of the Secretary to fix the time of the meeting which, if the meeting is called pursuant to a statutory right, shall be held not more than sixty (60) days after the receipt of the request. If the Secretary refuses to fix the time of the meeting or neglects to fix the time of the meeting within thirty (30) days after the receipt of such a request, the person or persons making the request may issue the call.

Section 2.4  Written notice of all shareholder meetings (other than adjourned meetings of shareholders), shall state the place, date, hour, the purpose thereof and shall be served upon, or mailed, postage prepaid, or telegraphed, charges prepaid, at least ten (10) days before such meeting, unless a greater period of notice is required by statute or by these By-laws, to each shareholder entitled to vote thereat at such address as appears on the transfer books for shares of the Corporation.

Section 2.5  When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting.

Article 3

QUORUM OF SHAREHOLDERS

Section 3.1  The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for purposes of considering such matter, and unless otherwise provided by statute the acts of such shareholders at a duly organized meeting shall be the acts of the shareholders.

Section 3.2  If, however, any meeting of shareholders cannot be organized because of lack of a quorum, those present, in person or by proxy, shall have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, without notice other than an announcement at the meeting, until the requisite number of shareholders for a quorum shall be present, in person or by proxy, except that those shareholders entitled to vote who attend a meeting of shareholders:

(1)	At which directors are to be elected that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors;

(2)

That has been previously adjourned for one or more periods aggregating at least fifteen (15) days because of an absence of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter.

Section 3.3  At any adjourned meeting at which a quorum shall be present or so represented, any business may be transacted which might have been transacted at the original meeting if a quorum had been present. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Article 4

VOTING RIGHTS

Section 4.1  Except as may be otherwise provided by statute or by the Articles of Incorporation, at every shareholders meeting, every shareholder entitled to vote thereat shall have the right to one vote for every share having voting power standing in his or her name on the transfer books for shares of the Corporation on the record date fixed for the meeting.

Section 4.2  When a quorum is present at any meeting the voice vote of the holders of a majority of the stock having voting power, present, in person or by proxy, shall decide any question brought before such meeting except as provided differently by statute or by the Articles of Incorporation.

Section 4.3  Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

Article 5

PROXIES

Section 5.1  Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy. Every proxy shall be executed in writing by the shareholder or his or her duly authorized attorney in fact and filed with the Secretary of the Corporation.

Section 5.2 A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Corporation. No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted after three (3) years from the date of its execution. A proxy shall not be revoked by the death or incapacity of the maker, unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation.

Article 6

RECORD DATE

Section 6.1  The Board of Directors may fix a time, not more than ninety (90) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares. In such case, only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of, or to vote at, such meeting or to receive payment of such dividend or distribution or to receive such allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the transfer books for shares of the Corporation after any record date fixed as aforesaid.

Section 6.2  The Board of Directors may close the transfer books for shares of the Corporation against transfers of shares during the whole or any part of such period, and in such case written or printed notice thereof shall be mailed at least ten (10) days before closing thereof to each shareholder of record at the address appearing on the records of the Corporation or supplied by him or her to the Corporation for the purpose of notice. While the transfer books for shares of the Corporation are closed, no transfer of shares shall be made thereon. If no record date is fixed by the Board of Directors for the determination of shareholders entitled to receive notice of, and vote at, a shareholders meeting, transferees of shares which are transferred on the books of the Corporation within ten (10) days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

Article 7

VOTING LISTS

Section 7.1  The Secretary shall have charge of the transfer books for shares of the Corporation and shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

Section 7.2  Failure to comply with the requirements of Section 7.1 shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote an any meeting of shareholders.

Article 8

JUDGES OF ELECTION

Section 8.1  In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint judges of election at the meeting. The number of judges shall be one or three. A person who is a candidate for office to be filled at the meeting shall not act as a judge.

Section 8.2  In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.

Section 8.3  The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

Section 8.4  On request of the presiding officer of the meeting, or of any shareholder, the judges of election shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

Article 9

DIRECTORS

Section 9.1  Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than any candidate proposed by the Corporation’s then existing Board of Directors) shall so notify the Secretary of the Corporation in writing not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known by the notifying shareholder.

(a)	the name and address of each proposed nominee;

(b)	the age of each proposed nominee;

(c)	the principal occupation of each proposed nominee;

(d)	the number of shares of the Corporation owned by each proposed nominee;

(e)	the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee;

(f)	the name and residence address of the notifying shareholder; and

(g)	the number of shares of the Corporation owned by the notifying shareholder.

Any nomination for director not made in accordance with this Section shall be disregarded by the presiding officer of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.

Section 9.2  The number of directors that shall constitute the whole Board of Directors shall be not less than three (3). The Board of Directors shall be classified into three (3) classes, each class to be elected for a term of three (3) years. The terms of the respective classes shall expire in successive years as provided in Section 9.3 hereof. Within the foregoing limits, the Board of Directors may from time to time fix the number of directors and their respective classifications.

Section 9.3  At the 2001 annual meeting of shareholders of the Corporation, the shareholders shall elect ten (10) directors as follows:  four (4) Class A directors to serve until the 2003 annual meeting of shareholders, three (3) Class B directors to serve until the 2002 annual meeting of shareholders, and three (3) Class C directors to serve until the 2004 annual meeting of shareholders. Each class shall be elected in a separate election. At each annual meeting of shareholders thereafter, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three (3) years, so that the term of office of one class of directors shall expire in each year. The Board of Directors shall have the sole discretion to increase the number of Directors that shall constitute the whole Board of Directors; provided however, that the total number of Directors in each class remains relatively proportionate to the others.

Section 9.4  The Board of Directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or for any other proper cause which these By-laws may specify or if, within  sixty (60) days or such other time as these By-laws may specify after notice of his or her selection, he or she does not accept the office either in writing or by attending a meeting of the Board of Directors and fulfill such other requirements of qualification as these By-laws may specify.

Section 9.5  Upon application of any shareholder or director, the court may remove from office any director in case of fraudulent or dishonest acts, or gross abuse of authority or discretion with reference to the Corporation, or for any other proper cause, and may bar from office any director so removed for a period prescribed by the court. The Corporation shall be made a party to the action and, as a prerequisite to the maintenance of an action under this Section 9.5, a shareholder shall comply with Section 1782 of the Business Corporation Law of 1988, and any amendments or supplements thereto.

Section 9.6  An act of the Board of Directors done during the period when a director has been suspended or removed for cause shall not be impugned or invalidated if the suspension or removal is thereafter rescinded by the shareholders or by the Board of Directors or by the final judgment of a court.

Section 9.7  The Board of Directors may appoint a person who previously held the position of Director to be a Director Emeritus. A Director Emeritus may attend meetings of the Board of Directors and shall have such other rights and privileges as may be determined from time to time by resolution of the Board of Directors.

Article 10

VACANCIES ON BOARD OF DIRECTORS

Article 10.1  Vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board of Directors, or by a sole remaining director, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he or she was appointed.

Article 11

POWERS OF BOARD OF DIRECTORS

Section 11.1  The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these By-laws directed or required to be exercised and done by the shareholders.

Section 11.2  A director shall stand in a fiduciary relation to the Corporation and shall perform the duties of a director, including his or her duties as a member of any committee of the Board of Directors upon which the director may serve, in good faith, in a manner the director reasonably believes to be in the best interests of the Corporation and with such care, including the skill and diligence that a person of ordinary prudence would use under similar circumstances and reasonable inquiry into those issues required by the statutes of the Commonwealth of Pennsylvania to be considered in the circumstances and those interests and factors listed or described in Section 11.3 of this Article 11 that the director considers appropriate. In performing the duties of a director, a director is entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(a)	One or more officers or employees of the Corporation or an affiliate of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented.

(b)	Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such persons.

(c)

A committee of the Board of Directors upon which the director does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director is not considered to be acting in good faith if the director has actual knowledge concerning the matter that causes the director to believe reliance is unwarranted.

In assessing whether the standard set forth herein has been satisfied, there shall not be any greater obligation to justify, or higher burden of proof with respect to, any act as the board of directors, any committee of the board or any individual director relating to or affecting an acquisition or potential or proposed acquisition of control of the corporation than is applied to any other act as a board of directors, any committee of the board or any individual director.

Section 11.3  In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual directors may, in considering the best interests of the Corporation, consider the effects of any action upon employees, upon suppliers, upon creditors and customers of the Corporation and upon communities in which offices or other establishments of the Corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 11.2.

Section 11.4  A director who makes a business judgment in good faith fulfills the duties under Article 11 if:

(a)	the subject of the business judgment does not involve self-dealing by the director or an associate or affiliate of the director;

(b)	the director is informed with respect to the subject of the business judgment to the extent the director reasonably believes to be appropriate under the circumstances; and

(c)	the director rationally believes that the business judgment is in the best interests of the Corporation.

Section 11.5  A director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

(a)	the director has breached or failed to perform the duties of a director under this Article 11; and

(b)	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Section 11.6  The provisions of Section 11.5 shall not apply to:

(a)	the responsibility or liability of a director pursuant to any criminal statute; or

(b)	the liability of a director for the payment of taxes pursuant to local, State or Federal law.

Section 11.7  A director of the Corporation who is present at a meeting of the Board of Directors, or of a committee of the Board of Directors, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless the director’s dissent, abstention or vote against the matter is entered in the minutes of the meeting or unless the director delivers to the Secretary of the Corporation before the adjournment thereof a dissent in record form to the action or  transmits the dissent in record form to the Secretary of the Corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 11.7 shall bar a director from asserting that minutes of any meeting incorrectly omitted the director’s dissent, abstention or vote against if, promptly upon receipt of a copy of such minutes, the director notifies the Secretary of the Corporation, in record form, of the asserted omission or inaccuracy.

Article 12

COMMITTEES OF THE BOARD OF DIRECTORS

Section 12.1  The Board of Directors may, by resolution adopted by a majority of the directors in office, establish one or more committees to consist of one or more directors of the Corporation. Any committee, to the extent provided in the resolution of the Board of Directors or in these By-laws, shall have and may exercise all of the powers and authority of the Board of Directors, except that a committee shall not have any power or authority as to the following:

(a)	The submission to shareholders of any action requiring approval of shareholders under applicable law, the Articles of Incorporation or these By-laws.

(b)	The creation or filling of vacancies in the Board of Directors.

(c)	The adoption, amendment or repeal of these By-laws.

(d)	The amendment or repeal of any resolution of the Board of Directors that by its terms is amendable or repealable only by the Board of Directors.

(e)	Action on matters committed by these By-laws or resolution of the Board of Directors to another committee of the Board of Directors.

Section 12.2  The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not the director or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

Section 12.3  Each committee of the Board of Directors shall serve at the pleasure of the Board of Directors. The term “Board of Directors,” when used in any provision of this Article 12 relating to the organization or procedures of or the manner of taking action by the Board of Directors, shall be construed to include and refer to any executive or other committee of the Board of Directors. Any provision of this Article 12 relating or referring to action to be taken by the Board of Directors or the procedure required therefor shall be satisfied by the taking of corresponding action by a committee of the Board of Directors to the extent authority to take the action has been delegated to the committee pursuant to this Article 12.

Article 13

MEETINGS OF THE BOARD OF DIRECTORS

Section 13.1  An organization meeting may be held immediately following the annual shareholders meeting without the necessity of notice to the directors to constitute a legally convened meeting, or the directors may meet at such time and place as may be fixed by either a notice or waiver of notice or consent signed by all of such directors.

Section 13.2  Regular meetings of the Board of Directors shall be held not less often than semi-annually at a time and place determined by the Board of Directors at the preceding meeting. One or more directors may participate in any meeting of the Board of Directors, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.

Section 13.3  Special meetings of the Board of Directors may be called by the President on one (1) day’s notice to each director, either personally or in the manner set forth under Article 32 hereof; special meetings shall be called by the President in like manner and on like notice upon the written request of three (3) directors.

Section 13.4  At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone or similar communications equipment at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or by these By-laws. If a quorum shall not be present in person or by communications equipment at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or as permitted herein.

Article 14

INFORMAL ACTION BY THE BOARD OF DIRECTORS

Section 14.1  Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the Secretary of the Corporation.

Article 15

COMPENSATION OF DIRECTORS

Section 15.1  Directors, as such, may receive a stated salary for their services or a fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing as may be determined from time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Article 16

OFFICERS

Section 16.1  The officers of the Corporation shall be elected by the Board of Directors at its organizational meeting and shall be a President, Secretary and Treasurer. The Board of Directors may elect one of its members as Chairman of the Board. The Board of Directors may also elect one or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the Board of Directors. Any number of offices may be held by the same person, except that the offices of President, Treasurer and Chief  Financial Officer, if any, shall not be held by the same person or persons.

Section 16.2  The compensation of all officers of the Corporation shall be fixed by the Board of Directors.

Section 16.3  Each officer shall hold office for a term of one year and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The resignation shall be effective upon receipt thereof by the Corporation or at such subsequent time as may be specified in the notice of resignation. The Corporation may secure the fidelity of any or all of the officers by bond or otherwise.

Section 16.4  Any officer or agent of the Corporation may be removed by the Board of Directors with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 16.5  An officer shall perform his or her duties as an officer in good faith, in a manner he or she reasonably believes to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. A person who so performs his or her duties shall not be liable by reason of having been an officer of the Corporation.

Article 17

THE PRESIDENT

Section 17.1  The Board of Directors shall appoint one of its members to be President. He or she shall be the chief executive officer of the Corporation. He or she shall supervise the carrying out of the policies adopted or approved by the Board of Directors; shall have general and active management of the business of the Corporation; shall see that all orders and resolutions of the Board of Directors are put into effect, subject, however, to the right of the Board of Directors to delegate any specific powers, except such as may be by statute exclusively conferred on any particular officer or officers of the Corporation. The President shall execute bonds, mortgages and other contracts requiring a seal under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. He or she shall have general executory powers in addition to those specific powers conferred by these by-laws. He or she shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors. In the absence or incapacity of the Chairman of the Board, the President shall preside at meetings of the shareholders and the directors.

Article 18

THE CHAIRMAN OF THE BOARD AND THE VICE CHAIRMAN OF THE BOARD

Section 18.1  The Board of Directors may appoint one of its members to be the Chairman of the Board. If elected, he or she shall preside at all meetings of the shareholders and directors; shall supervise the carrying out of the policies adopted or approved by the Board; shall have general executory powers in addition to those specific powers conferred by these by-laws; and shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors.

18.2 The Board of Directors may appoint one of its members to be the Vice Chairman of the Board, If elected, the Vice Chairman of the Board shall have and may exercise such powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors or the Chairman of the Board.

Article 19

THE VICE PRESIDENT

Section 19.1  The Vice President or, if more than one, the Vice Presidents in the order established by the Board of Directors shall, in the absence or incapacity of the President, exercise all powers and perform the duties of the President. The Vice Presidents, respectively, shall also have such other authority and perform such other duties as may be provided in these By-laws or as shall be determined by the Board of Directors or the President. Any Vice President may, in the discretion of the Board of Directors, be designated as “executive,” “senior,” or by departmental or functional classification.

Article 20

THE SECRETARY

Section 20.1  The Secretary shall attend all meetings of the Board of Directors and of the shareholders and keep accurate records thereof in one or more minute books kept for that purpose, shall attend to the giving of all notices required by these by-laws to be given, and shall perform the duties customarily performed by the secretary of a corporation and such other duties as may be assigned to him or her by the Board of Directors or the President.

Article 21

THE TREASURER

Section 21.1  The Treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall perform such other duties as may be assigned to him or her by the Board of Directors or the President. He or she shall give bond in such sum and with such surety as the Board of Directors may from time to time direct.

Article 22

ASSISTANT OFFICERS

Section 22.1  Each assistant officer shall assist in the performance of the duties of the officer to whom he or she is assistant and shall perform such duties in the absence of the officer. He or she shall perform such additional duties as the Board of Directors, the President, the Chairman of the Board or the officer to whom he or she is assistant may from time to time assign him or her. Such officers may be given such functional titles as the Board of Directors shall from time to time determine.

Article 23

INDEMNIFICATION

Section 23.1  (Third Party Actions)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party (but not as a plaintiff) to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 23.2  (Derivative Actions)  The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party (but not as a plaintiff) to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 23.3 (Indemnification) Pursuant to this Article 23, indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 23.4  (Procedure for Effecting Indemnification)  Unless ordered by a court, there shall be a presumption any person shall be entitled indemnification under Sections 23.1 (relating to third party actions) or 23.2 (relating to derivative actions) unless either a majority of the directors who are not involved in such proceedings (the “disinterested directors”) or, if there are less than three (3) disinterested directors, the holders of a majority of the outstanding shares of the Corporation determine that the person is not entitled to such presumption by certifying such determination in writing to the Secretary of the Corporation. In such event the disinterested director(s) or, in the event of certification by shareholders, the Secretary of the Corporation shall request of independent counsel, who may be the outside general counsel of the Corporation, a written opinion as to whether or not the parties involved are entitled to indemnification under this Article 23.

Section 23.5  (Advancing Expenses) Expenses (including attorneys’ fees) actually and reasonably incurred in defending any action or proceeding referred to in this Article 23 shall be paid by the Corporation in advance of the final disposition of the action or proceeding; provided however, such expenses shall only be paid in advance after receipt by the Corporation of an undertaking by or on behalf of the person to repay the amount of such advanced expenses if it is ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article 23 or otherwise. Unless otherwise prohibited by law, notwithstanding the foregoing, if the expenses of any person described herein are covered by the insurance (as described in Section 23.7 below), and should such insurance not require repayment by the person of advances made pursuant to this Section 23.5, then the person shall not be required to repay such advances.

Section 23.6  (Supplementary Coverage) (a)  The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article 23 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office. The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to this Article 23 or otherwise.

(b)  Indemnification pursuant to subsection (a) of this Section 23.6 under any By-law, agreement, vote of shareholders or directors or otherwise, shall be granted for any action taken or any failure to take any action and shall be made whether or not the Corporation would have the power to indemnify the person under any other provision of law except as provided in this Article 23 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Corporation.

Section 23.7  (Power to Purchase Insurance)  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against that liability under the provisions of this Article 23. Unless otherwise prohibited by law, notwithstanding anything contained herein, should any insurance purchased or maintained pursuant to this Section 23.7 provide the person with broader indemnification rights than provided under this Article 23, then the indemnification provided herein shall be construed to provide the same indemnification rights as the person is entitled to under the insurance, up to the limits available under such insurance.

Section 23.8  (Application to Surviving or New Corporations)  For the purpose of this Article 23, references to “the Corporation” include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 23 with respect to the surviving or new corporation as he or she would if he or she had served the surviving or new corporation in the same capacity.

Section 23.9  (Application to Employee Benefit Plans)  For purposes of this Article 23:

(a)  References to “other enterprises” shall include employee benefit plans and references to “serving at the request of the Corporation” shall include any service as a representative of the Corporation that imposes duties (including fiduciary duty) on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries.

(b)  Excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed “fines.”

(c)  Action with respect to an employee benefit plan taken or omitted in good faith by a representative of the Corporation in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the Corporation.

Section 23.10  (Duration and Extent of Coverage)  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 23 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the Corporation and shall inure to the benefit of the heirs and personal representative of that person.

Section 23.11 (Payment of Liabilities and Expenses on Behalf of a Person) Unless otherwise prohibited by law, if a person is eligible, under this Article 23, for indemnification of his or her or her liabilities and expenses as are permitted and authorized under this Article 23, then the Corporation will pay such liabilities and expenses on behalf of such person.

Section 23.12 (Applicability) The provisions of this Article 23 shall apply with respect to any proceeding that is or becomes threatened or pending on or after the date of adoption thereof; regardless of when the acts or omissions giving rise to such proceeding occurred or are alleged to have occurred, and shall remain in effect until revoked or amended; provided, however, that no such revocation or amendment shall limit or impair the right of any person to indemnification hereunder with respect to any actions taken or omitted on or prior to the date of such revocation or amendment. If, for any reason, any provision or part of a provision of this Article 23 is held to be invalid, illegal or unenforceable for any reason, (a) the validity, legality and enforceability of the remainder of such provision, together with the remaining provisions of this Article 23,shall not be affected or impaired in any way, and (b) such remaining provisions shall be construed to give effect to the intention of this Article 23 to the fullest extent possible.

Article 24

SHARES and SHARE CERTIFICATES

Section 24.1  Shares of the Corporation’s stock may be certificated or uncertificated, as may be determined by resolution of the Board of Directors with respect to some or all of any or all classes of the Corporation’s capital stock, provided that a resolution that shares shall be uncertificated shall not apply to shares represented by a Certificate until such Certificate is surrendered to the Corporation.

The share certificates of the Corporation shall be numbered and registered in a share register as they are issued; shall bear the name of the registered holder, the number and class of shares represented thereby, the par value of each share or a statement that such shares are without par value, as the case may be; shall be signed by the Chairman of the Board or the President and the Secretary or the Treasurer or any other person properly authorized by the Board of Directors, and shall bear the corporate seal, which seal may be a facsimile engraved or printed. Where the certificate is signed by a transfer agent or a registrar, the signature of any corporate officer on such certificate may be a facsimile engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue.

Within a reasonable period of time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice (“Share Notice”) setting forth  the name of the registered holder, the number and class of shares represented thereby, the par value of each share or a statement that such shares are without par value, as the case may be.

Article 25

TRANSFER OF SHARES

Section 25.1  Upon surrender to the Corporation of a share certificate duly endorsed by the person named in the certificate or by attorney duly appointed in writing and accompanied where necessary by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto and the old certificate cancelled and the transfer recorded upon the transfer books for shares of the Corporation. No transfer shall be made if it would be inconsistent with the provisions of Article 8 of the Pennsylvania Uniform Commercial Code.

Uncertificated shares of the capital stock of the Corporation shall be transferable upon the transfer books of the Corporation upon receipt of proper transfer instructions from the holder named in the Stock Notice or by attorney duly appointed in writing and accompanied where necessary by proper evidence of succession, assignment or authority to transfer.

Article 26

LOST CERTIFICATES

Section 26.1  Where a shareholder of the Corporation alleges the loss, theft or destruction of one or more certificates for shares of the Corporation and requests the issuance of a substitute certificate therefor, the Board of Directors may direct a new certificate of the same tenor and for the same number of shares to be issued to such person upon such person’s making of an affidavit in form satisfactory to the Board of Directors setting forth the facts in connection therewith, provided that prior to the receipt of such request the Corporation shall not have either registered a transfer of such certificate or received notice that such certificate has been acquired by a bona fide purchaser. When authorizing such issue of a new certificate the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her heirs or legal representatives, as the case may be, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such form and with surety or sureties, with fixed or open penalty, as shall be satisfactory to the Board of Directors, as indemnity for any liability or expense which it may incur by reason of the original certificate remaining outstanding.

Article 27

DIVIDENDS

Section 27.1  The Board of Directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of the Corporation in cash, property or shares of the Corporation, so long as any dividend shall not be in violation of law and the Articles of Incorporation.

Section 27.2  Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall believe to be for the best interests of the Corporation, and the Board of Directors may reduce or abolish any such reserve in the manner in which it was created.

Article 28

FINANCIAL REPORT TO SHAREHOLDERS

Section 28.1  The President and the Board of Directors shall present prior to each annual meeting of the shareholders a full and complete statement of the business and affairs of the Corporation for the preceding year.

Article 29

INSTRUMENTS

Section 29.1  Any note, mortgage, evidence of indebtedness, contract or other document, or any assignment or endorsement thereof, executed or entered into between the Corporation and any other person, when signed by one or more officers or agents having actual or apparent authority to sign it, or by the President or the Vice President and Secretary or Assistant Secretary or Treasurer or Assistant Treasurer of the Corporation, shall be held to have been properly executed for and in behalf of the Corporation.

Section 29.2  The affixation of the corporate seal shall not be necessary to the valid execution, assignment or endorsement by the Corporation of any instrument or other document.

Article 30

FISCAL YEAR

Section 30.1  The fiscal year of the Corporation shall be the calendar year.

Article 31

SEAL

Section 31.1 The President, the Treasurer, the Secretary and any Assistant Treasurer or Assistant Secretary, or any other officer designated by the Board of Directors, shall have the authority to affix the corporate seal to any document requiring such seal and to attest the same. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Pennsylvania.”  Such seal may be used by causing it or a facsimile thereof to be impressed or affixed in any manner reproduced.

Article 32

NOTICES AND WAIVERS THEREOF

Section 32.1  Whenever written notice is required to be given to any person under the provisions of applicable law, by the Articles of Incorporation or of these By-laws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by email or any electronic technology in the manner and to the extent provided by the Pennsylvania Business Corporation Law or courier service, charges prepaid, or by telecopier, to his or her address (or to his or her email address, telecopier or telephone number) appearing on the books of the Corporation or, in the case of directors, supplied by him or her to the Corporation for the purpose of notice. If the notice if sent by mail or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a or courier service for delivery to that person or, in the case of email, electronic technology or telecopier, when sent. A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of these By-laws.

Section 32.2  Whenever any written notice is required to be given under the provisions of applicable law, the Articles of Incorporation or of these By-laws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Except as otherwise required by these By-laws, neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting. In the case of a special meeting of shareholders, the waiver of notice shall specify the general nature of the business to be transacted.

Section 32.3  Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 32.4  Whenever any notice or communication is required to be given to any person under the provisions of applicable law, the Articles of Incorporation, these By-laws, the terms of any agreement and any other instrument or as a condition precedent to taking any corporate action, and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required and there shall be no duty to apply for a license or other permission to do so. Any action or meeting that is taken or held without notice or communication to that person shall have the same validity as if the notice or communication had been duly given. If the action taken is such as to require the filing of any document with respect thereto under any provision of law or any agreement or other instrument, it shall be sufficient, if such is the fact and if notice or communication in required, to state therein that notice or communication was given to all persons entitled to receive notice or communication except persons with whom communication was unlawful.

Section 32.5  Section 32.4 shall also be applicable to any shareholder with whom the Corporation has been unable to communicate for more than twenty-four (24) consecutive months because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the Corporation with a current address. Whenever the shareholder provides the Corporation with a current address, Section 32.4 shall cease to be applicable to the shareholder under this Section 32.5.

Article 33

EMERGENCIES

Section 33.1  The Board of Directors may adopt emergency By-laws, subject to repeal or change by action of the shareholders, which shall, notwithstanding any different provisions of law, of the Articles of Incorporation or of these By-laws, be effective during any emergency resulting from an attack on the United States, a nuclear disaster or another catastrophe as a result of which a quorum of the Board of Directors cannot readily be assembled. The emergency By-laws may make any provision that may be appropriate for the circumstances of the emergency including, procedures for calling meetings of the Board of Directors, quorum requirements for meetings and procedures for designating additional or substitute directors.

Section 33.2  The Board of Directors, either before or during any emergency, may provide, and from time to time modify, lines of succession in the event that during the emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties and may, effective in the emergency, change the head offices or designate several alternative head offices or regional offices of the Corporation or authorize the officers to do so.

Section 33.3  A representative of the Corporation acting in accordance with any emergency By-laws shall not be liable except for willful misconduct and shall not be liable for any action taken by him or her in good faith in an emergency in furtherance of the ordinary business affairs of the Corporation even though not authorized by the emergency or other By-laws then in effect.

Section 33.4  To the extent not inconsistent with any emergency By-laws so adopted, the By-laws of the Corporation shall remain in effect during any emergency and, upon its termination, the emergency By-laws shall cease to be effective.

Section 33.5  Unless otherwise provided in emergency By-laws, notice of any meeting of the Board of Directors during an emergency shall be given only to those directors to whom it is feasible to reach at the time and by such means as are feasible at the time, including publication, radio or television. To the extent required to constitute a quorum at any meeting of the Board of Directors during any emergency, the officers of the Corporation who are present shall, unless otherwise provided in emergency By-laws, be deemed, in order of rank and within the same rank in order of seniority, directors for the meeting.

Article 34

AMENDMENTS

Section 34.1  These By-laws may be altered, amended or repealed by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose (except that the directors shall not make or alter any by-laws fixing their qualification, classification or term of office), subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of Common Stock.